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                                                              EXHIBIT (h)(21)(d)

                                   AMENDMENT 2

AMENDMENT 2 made as of January 3, 2000, to that certain Agreement dated as of the 11th day of August, 1998 and any other Amendments and Addendums thereto, by and between Dreyfus, a New York Corporation, and American General Life Insurance Company ("Client") a Texas corporation. Capitalized terms used but not defined in this Amendment shall have the meanings assigned to them in the Agreement unless the context requires otherwise.

WHEREAS, Dreyfus and Client desire to amend the Agreement to reflect a higher annual fee rate for the Administrative Services performed by Client under the Agreement;

NOW, THEREFORE, Dreyfus and Client hereby agree to amend the Agreement by replacing Schedule A with the revised Schedule A attached hereto.

EXECUTED, on the date or dates set forth below to be effective as of the date first above written.

AMERICAN GENERAL LIFE INSURANCE COMPANY


By:
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Name:
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Its:
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Date:
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THE DREYFUS CORPORATION


By:
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Name:
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Its:
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Date:
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                                   SCHEDULE A
                             (as of January 3, 2000)

Fund
Code   Fee   Fund Name
----   ---   ---------
 120   .35%  Dreyfus Variable Investment Fund - Quality Bond Portfolio
 121   .35%  Dreyfus Variable Investment Fund - Small Cap Portfolio
 111   .35%  The Dreyfus Socially Responsible Growth, Inc.
 174   .35%  Dreyfus Investment Portfolios - MidCap Stock Portfolio

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